Exhibit 99.1

FOR IMMEDIATE RELEASE
October 23, 2006

TEXAS REGIONAL BANCSHARES, INC.
ANNOUNCES FEDERAL RESERVE BOARD
APPROVAL OF MERGER WITH BBVA

MCALLEN, TEXAS—Texas Regional Bancshares, Inc. (Texas Regional or the Company) (NASDAQ: TRBS), bank holding company for Texas State Bank, announced today that Banco Bilbao Vizcaya Argentaria, S.A. (BBVA) received regulatory approval from the Federal Reserve Bank of New York for the acquisition of the Company. On September 25, 2006, the shareholders of Texas Regional approved the merger with BBVA at a special meeting. The transaction may not be consummated prior to fifteen days following approval by the Federal Reserve Bank of New York.

OTHER INFORMATION

Texas Regional is a McAllen-based bank holding company whose stock trades on The NASDAQ Stock Market® under the symbol TRBS. Texas State Bank, its wholly owned subsidiary, conducts a commercial banking business through over 70 banking centers across Texas primarily located in the metropolitan areas of Beaumont-Port Arthur, Brownsville-Harlingen-San Benito, Corpus Christi, Dallas, Houston, McAllen-Edinburg-Mission and Tyler.

This release and other information are available on Texas Regional’s website at www.trbsinc.com. The information available on Texas Regional’s website can also be obtained at no charge from John A. Martin, Chief Financial Officer, Texas Regional Bancshares, Inc., 3900 North Tenth Street, Eleventh Floor, McAllen, Texas  78501. Mr. Martin can also be reached by telephone at (956) 631-5400.

FORWARD-LOOKING INFORMATION

This release, information filed by Texas Regional with the SEC, and information on Texas Regional’s website may contain forward-looking information (including information related to plans, projections or future performance of Texas Regional and its subsidiaries and planned market opportunities, employment opportunities and synergies from mergers, and information related to Texas Regional’s pending transaction with BBVA), the occurrence of which involve certain risks, uncertainties, assumptions and other factors which could materially affect future results. If any of these risks or uncertainties materializes or any of these assumptions prove incorrect, Texas Regional’s results could differ materially from Texas Regional’s expectations in these statements. Texas Regional assumes no obligation and does not intend to update these forward-looking statements. For further information, please see Texas Regional’s reports filed with the SEC pursuant to the Securities Exchange Act of 1934, which are available at Texas Regional’s website at www.trbsinc.com and the SEC’s website at www.sec.gov.

CONTACT: Glen E. Roney, Chief Executive Officer, or John A. Martin, Chief Financial Officer, at (956) 631-5400, both of Texas Regional.